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                                                          EXHIBIT 12(a)(5)(iii)

                          GENERAL MOTORS CORPORATION

                           STOCKHOLDER ATTACHMENT TO
                      2000 U.S. FEDERAL INCOME TAX RETURN

                           Treas. Reg. (S)1.368-3(b)

   Please complete the blanks on this form and attach to your 2000 U.S. federal income tax return (if you are required to file such a return).

Stockholder Name: _____________________________________________________________

Taxpayer Identification Number (TIN) or Social Security Number (SSN): _________

   On May 19, 2000 the taxpayer listed above surrendered shares of General Motors Corporation ("GM") $1 2/3 par value common stock for shares of GM Class H common stock pursuant to an exchange offer by GM. The exchange qualified as a tax-free reorganization of GM under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended. The taxpayer did not assume any liabilities in the exchange and none of the shares of Class H common stock received by the taxpayer were subject to any liability. The taxpayer did not receive any money or property in the exchange other than GM Class H common stock (and cash in lieu of any fractional share of Class H common stock).

   The following information is included in the stockholder's U.S. federal income tax return pursuant to Treas. Reg. (S)1.368-3(b):

   . Number of shares of $1 2/3 par value common stock
     surrendered:                                       _______________shares
   . Tax basis in shares of $1 2/3 par value common
     stock surrendered:                                 $____________________
   . Fair market value of shares of Class H common
     stock received (calculate by multiplying total
     number of shares of Class H common stock received
     in the exchange, including fractional shares
     deemed to be received, by [$118]):                 $____________________